Exhibit 99.B(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-13954 on Form N-1A of our reports dated February 21, 2020, relating to the financial statements and financial highlights of Pacific Select Fund, comprising Core Income, Diversified Bond, Floating Rate Income, High Yield Bond, Inflation Managed,  Managed Bond, Short Duration Bond, Emerging Markets Debt, Comstock, Small-Cap Growth (formerly named Developing Growth), Dividend Growth, Equity Index, Focused Growth, Growth, Large-Cap Growth, Large-Cap Value, Main Street Core®, Mid-Cap Equity, Mid-Cap Growth, Mid-Cap Value, Small-Cap Equity,  Small-Cap Index, Small-Cap Value, Value Advantage, Emerging Markets, International Equity Income, International Large-Cap, International Small-Cap, International Value, Health Sciences, Real Estate, Technology, PSF DFA Balanced Allocation, Pacific Dynamix-Conservative Growth, Pacific Dynamix-Moderate Growth, Pacific Dynamix-Growth, Portfolio Optimization Conservative, Portfolio Optimization Moderate-Conservative, Portfolio Optimization Moderate, Portfolio Optimization Growth, Portfolio Optimization Aggressive-Growth, PD 1-3 Year Corporate Bond, PD Aggregate Bond Index, PD High Yield Bond Market, PD Large-Cap Growth Index, PD Large-Cap Value Index, PD Small-Cap Growth Index, PD Small-Cap Value Index, PD Emerging Markets, and PD International Large-Cap Portfolios, appearing in the Annual Reports on Form N-CSR and Item 6 of Form N-CSR of Pacific Select Fund for the year ended December 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 27, 2020